Exhibit 10.1

STOCK PURCHASE AGREEMENT

among

MERIX CORPORATION,

DATA CIRCUIT SYSTEMS, INC.,

DATA CIRCUIT HOLDINGS, INC.,

and

STOCKHOLDERS of DATA CIRCUIT HOLDINGS, INC.

Dated as of December 9, 2004

CONTENTS

ARTICLE I - PURCHASE AND SALE OF SHARES			1
1.1	Purchase and Sale of Shares		1
1.2	Consideration for Shares; Payments		1
	1.2.1	Purchase Price	1
	1.2.2	Closing Adjustment to Purchase Price	3
	1.2.3	Payment of Lease	5
1.3	Escrows		5
1.4	The Closing		6

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF PARENT, THE COMPANY AND THE STOCKHOLDERS			6
2.1	Organization		6
2.2	Enforceability		7
2.3	Capitalization		7
2.4	Subsidiaries		8
2.5	No Approvals or Notices Required; No Conflicts With Instruments		8
2.6	Financial Information; Absence of Undisclosed Liabilities		9
2.7	Litigation		10
2.8	Compliance with Laws; Licenses and Permits		10
2.9	Environmental Compliance		11
2.10	Intellectual Property Rights		12
2.11	Real Property		14
2.12	Tangible Personal Property		15
2.13	Material Contracts		16
2.14	Employee Benefit Matters		17
2.15	Labor Matters		21
2.16	Taxes		22
2.17	Insurance		25
2.18	Inventories		25
2.19	Accounts Receivable		26
2.20	Brokers and Finders		26
2.21	Bank Accounts		26
2.22	Absence of Certain Changes or Events		26
2.23	Warranties		28
2.24	Capital Improvements		28
2.25	No Conflict of Interest		29
2.26	Customers and Suppliers		29
2.27	Certain Payments		29
2.28	Products Liability		30
2.29	Budgets		30
2.30	Import and Export Duties		30
2.31	No Other Representations or Warranties		30

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS			30
3.1	Good Title		31

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3.2	Enforceability	31
3.3	Authority	31
3.4	No Approvals or Notices Required; No Conflicts With Instruments	31

ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF BUYER		32
4.1	Organization	32
4.2	Enforceability	32
4.3	No Approvals or Notices Required; No Conflicts With Instruments	32
4.4	Brokers or Finders	33
4.5	Claims and Legal Proceedings	33
4.6	Investment Representation	33
4.7	Financial Capability	33
4.8	Independent Investigation	33

ARTICLE V – COVENANTS		34
5.1	Further Action; Commercially Reasonable Efforts	34
5.2	Filing of Tax Returns and Payment of Taxes	34
5.3	Director and Officer Liability and Indemnification	36
5.4	Non-Disclosure	37

ARTICLE VI – CLOSING DELIVERIES		37
6.1	Deliveries by Seller	37
6.2	Deliveries by Buyer	39

ARTICLE VII - AMENDMENT AND WAIVER		39
7.1	Amendment	39
7.2	Waiver	39

ARTICLE VIII - SURVIVAL AND INDEMNIFICATION		40
8.1	Survival	40
8.2	Indemnification to Buyer	40
8.3	Indemnification to Stockholders	42
8.4	General Provisions	42
8.5	Sole and Exclusive Remedy	44

ARTICLE IX - GENERAL		44
9.1	Expenses	44
9.2	Notices	44
9.3	Severability	45
9.4	Entire Agreement	46
9.5	Parties in Interest	46
9.6	Governing Law; Jurisdiction; Venue	46
9.7	Counterparts	46
9.8	Effect of Investigation	46
9.9	Interpretation	46
9.10	Stockholders’ Agent	47

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INDEX OF DEFINED TERMS	I-1

EXHIBITS

1.2.1	-	Promissory Note
1.2.1(d)(iv)	-	Warrant Cancellation Agreement
1.2.2(a)	-	Sample Working Capital
1.3(a)	-	Indemnification Escrow Agreement
1.3(b)	-	Working Capital Escrow Agreement
2	-	Company Disclosure Memorandum

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of December 9, 2004, by and among Merix Corporation, an Oregon corporation (“Buyer”), Data Circuit Systems, Inc., a California corporation (the “Company”), Data Circuit Holdings, Inc., a Delaware corporation (“Parent”), and the Stockholders of Parent identified on the Signature Page to this Agreement (the “Stockholders”).

RECITALS

A. Parent owns all of the outstanding shares of the Company. The Stockholders own all of the outstanding shares of Parent (the “Shares”) and desire and intend to sell the Shares to Buyer for the consideration and on the terms and subject to the conditions set forth below.

B. Buyer desires and intends to purchase the Shares from the Stockholders for the consideration and on the terms and subject to the conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE I - PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale of Shares

On the terms and subject to the conditions of this Agreement, Buyer agrees to purchase the Shares from the Stockholders, and the Stockholders agree to sell the Shares to Buyer free and clear of any lien, mortgage, deed of trust, pledge, security interest or other encumbrance (“Lien”).

1.2 Consideration for Shares; Payments

1.2.1 Purchase Price

(a) The aggregate purchase price for the Shares is $43,000,000.00 (the “Purchase Price”) plus the aggregate amount of Cash and Cash Equivalents of Parent and/or the Company at the Closing Date. The Purchase Price is subject to adjustment as provided in Section 1.2.2. For purposes of this Section 1.2.1, “Cash and Cash Equivalents” means cash in the Company’s or Parents bank accounts as of the close of business on the Closing Date less (i) amounts for which checks have been written, which checks have not cleared the bank account as of Closing and (ii) checks deposited in the bank accounts for which insufficient funds are available to cover the amount of such checks; provided that if such funds are later collected by Buyer within 30 days of the Closing Date, Buyer shall reimburse the amount of such collected funds to Stockholders’ Agent.

(b) The Purchase Price shall be paid at the Closing by Buyer as follows:

(i) To the Escrow Agent, Buyer shall deliver (x) a sum equal to Four Million Two Hundred and Twenty-Five Thousand Dollars ($4,225,000.00) (the “Indemnification Escrow Amount”) to be held by the Escrow Agent for distribution in accordance with the terms of Article X and the Indemnification Escrow Agreement referred to in section 1.3(a) and (y) a sum equal to One Hundred and Fifty Thousand Dollars ($150,000.00) (the “Working Capital Escrow Amount”) to be held by the Escrow Agent for distribution in accordance with the provisions of Section 1.2.2, below, and the terms of the Working Capital Escrow Agreement referred to in Section 1.3(b), each Stockholder to receive the percentage of such distributions set forth opposite such Stockholder’s name on Schedule 1.2.1(b).

(ii) To the Stockholders’ Agent, on behalf of the Series A Preferred Stockholders (as defined in Section 1.2.1(c) below) for distribution to the Series A Preferred Stockholders in accordance with Schedule 1.2.2(a)(ii), the Buyer shall deliver an amount equal to $5,645,609.10.

(iii) To the Stockholders’ Agent, on behalf of the Common Stockholders (as defined in Section 1.2.1(c) below) for distribution to the Common Stockholders in accordance with Schedule 1.2.2(a)(iii), the Buyer shall deliver an amount equal to $18,938,603.72.

(iv) To the Stockholders’ Agent, on behalf of each Warrant Holder (as defined in Section 1.2.1(c) below) that has delivered a Warrant Cancellation Agreement (as defined in Section 1.2.1(c) below) or, with respect to the Management Stockholders that are Warrant Holders, a termination agreement with respect to the Restricted Stock Purchase Agreement by and between such Management Stockholder and Parent, for distribution to such Warrant Holders in accordance with the provisions of Schedule 1.2.2(iv), the Buyer shall deliver an amount equal to $612,345.02.

(v) To McDonald Investments Inc., an amount equal to $566,445 (the “McDonald Investments Amount”).

(vi) To Banc of America Commercial Finance Corporation (“BACF”) the BACF Amount.

(vii) To the Stockholders’ Agent, a Promissory Note in the original principal amount of Two Million Dollars ($2,000,000) in the form attached hereto as Exhibit 1.2.1 (the “Promissory Note”).

(viii) To the Stockholders’ Agent, a sum equal to Three Hundred and Fifty Thousand Dollars ($350,000.00) to be used by the Stockholders’ Agent to satisfy the obligations of the Stockholders under Section 5.2, it being understood and agreed that following satisfaction in full of such obligations, the portion of such sum then remaining, if any, shall be distributed by the Stockholders’ Agent to the Stockholders (including the Stockholders’ Agent), the amount of such sum then remaining, if any, to be distributed to each Stockholder being the percentage of such sum then remaining, if any, set forth opposite such Stockholder’s name on Schedule 1.2.1(ix) attached hereto.

(ix) To Finn Dixon & Herling LLP, an amount equal to $130,000.00.

(x) To Citicorp Vendor Finance, Inc., an amount equal to $273,715.00.

(c) The aggregate amount of Cash and Cash Equivalents shall be paid by Buyer five business days after the Closing Date.

(d) Definitions

(i) “Series A Preferred Stockholders” means the holders of shares of Redeemable Preferred Stock of the Company, par value $0.001 per share.

(ii) “Common Stockholders” means the holders of shares of (i) Class A Non-Voting Convertible Common Stock of the Company, par value $0.001 per share or (ii) Class B Voting common stock of the Company, par value $0.001 per share.

(iii) “Warrant Holder” means each of Banc of America Management Corporation, Shufro Family Holdings, LLC (“Shufro”) and Kenneth R. Macartney (“Macartney”) and each Management Stockholder.

(iv) “Warrant Cancellation Agreement” means an agreement executed by a Warrant Holder substantially in the form of Exhibit 1.2.1(d)(iv) hereto.

(v) “BACF Amount” means $10,108,282.16 being the amount necessary to settle the Company’s obligations as of the Closing Date under its Credit Agreement, dated as June 26, 2000, as amended, as set forth in that letter, dated as December 7, 2004 from Banc of America Commercial Finance Corporation (the “Payout Letter”).

1.2.2 Closing Adjustment to Purchase Price

(a) “Working Capital” shall mean the difference between (i) the sum of Parent’s consolidated accounts receivable (less reserve for bad debt), inventory (less reserve for excess and obsolete inventory) and prepaid expenses and (ii) the sum of Parent’s consolidated ordinary accounts payable and accrued liabilities (less any accrued liabilities for federal, state and local income taxes payable in respect of Pre-Closing Tax Periods, dividends payable, interest payable and liabilities in respect of transactions between Parent or the Company and any of the Stockholders that are not Management Stockholders), as of any date, determined in conformity with United States generally accepted accounting principals (“GAAP”) and in a manner consistent with that used to prepare the sample Working Capital calculation attached hereto as Exhibit 1.2.2(a) (“Sample Working Capital”) and the Financial Statements (including, without limitation, with respect to reserve methods and methods of estimation). There shall be excluded from any calculation of Working Capital any bonuses payable or paid in respect of the year ended September 30, 2004.

(b) As soon as practicable, but in any event, no later than sixty (60) days after the Closing Date, the Company shall prepare and deliver to Stockholders’ Agent (as defined in Section 9.11) a calculation (the “Preliminary Closing Working Capital Statement”) of Working Capital as of 11:59 P.M. on the Closing Date, determined in accordance with GAAP and in a manner consistent with that used to prepare the Sample Working Capital and the Financial Statements (including, without limitation, with respect to reserve methods and methods of estimation) (the “Closing Working Capital”). For avoidance of doubt, it is understood that the consolidated accounts payable and accrued liabilities used in the determination of the Closing Working Capital shall include amounts for which checks in payment have been written, but which checks have not cleared the bank account as of the Closing, unless sufficient cash has been left in such bank account as of the Closing to cover outstanding checks, in which case such amounts will not be included in the determination of the Closing Working Capital.

(c) If Stockholders’ Agent agrees with the Closing Working Capital as set forth in the Preliminary Closing Working Capital Statement, the Closing Working Capital shall be deemed to be the Final Working Capital as defined below.

(d) If Stockholders’ Agent disputes the Closing Working Capital as set forth in the Preliminary Closing Working Capital Statement, Stockholders’ Agent may, within twenty (20) days after receipt of the Preliminary Closing Working Capital Statement from the Company provide Buyer with a written statement (the “Adjustment Statement”) setting out in reasonable detail all of its proposed adjustments to the Closing Working Capital and its proposed adjustments to the Purchase Price.

(e) If Buyer agrees with the Adjustment Statement, the Working Capital set forth in the Adjustment Statement shall be deemed to be the Final Working Capital.

(f) If Buyer disputes the Adjustment Statement, Buyer shall have twenty (20) days after delivery of the Adjustment Statement to object in writing to Stockholders’ Agent to such proposed adjustments (the proposed adjustment or adjustments to which Buyer objects being referred to herein as the “Contested Adjustments” and Buyer’s notice being referred to herein as the “Contested Adjustment Notice”) setting out in detail Buyer’s objections to such proposed adjustments and the alternative adjustments, if any, proposed by Buyer.

(g) Buyer and Stockholders’ Agent shall use reasonable efforts to resolve the dispute regarding the Contested Adjustments and if they come to an agreement, the agreed upon Working Capital shall be deemed to be the Final Working Capital, but if a final resolution is not agreed upon within ten (10) days after Buyer delivers the Contested Adjustment Notice, Buyer and Stockholders’ Agent shall promptly engage an independent accountant mutually agreeable to Buyer and the Stockholders’ Agent (the “Independent Expert”) to resolve any remaining dispute involving the Contested Adjustments. In making its determination, the Independent Expert shall consider only the items or amounts in dispute

(and, to the extent required, any other items or amounts necessary to derive the disputed items or amounts). The costs and expenses of such Independent Expert shall be borne by the party whose initial position is furthest from the determination of the Independent Expert.

(h) The Independent Expert shall make a determination of the Working Capital as of 11:59 pm on the Closing Date (the “Final Working Capital”) and shall deliver such determination to Buyer and Stockholders’ Agent no later than thirty (30) days following appointment. The decision of the Independent Expert shall be final and binding upon the parties.

(i) If the Final Working Capital reflects Working Capital that is lower than $2,489,707.00, being the amount of Working Capital of Parent as at September 30, 2004 (a “Buyer Adjustment”), then Buyer shall be entitled to recover from Stockholders the amount of the difference in the Working Capital, plus interest thereon from the Closing Date to and including the date on which payment is made at a rate per annum equal to the Agreed Rate. If the Final Working Capital reflects Working Capital that exceeds $2,489,707.00 (a “Stockholder Adjustment”), then Stockholders shall be entitled to an increase in the Purchase Price in the amount of the difference in Working Capital, plus interest thereon from the Closing Date to and including the date on which payment is made at a rate per annum equal to the Agreed Rate. The amount of any Buyer Adjustment or Stockholder Adjustment, as the case may be, shall be paid to Buyer or Stockholders’ Agent, as appropriate, no later than ten (10) days after the date upon which the amount of the Final Working Capital is determined in accordance with this Section 1.2.2.

(j) For purposes of this Section 1.2.2, “Agreed Rate” means the prime rate published by Citibank N.A., New York, New York, as that rate may vary from time to time, or if the rate is no longer published, a comparable rate.

1.2.3 Payment of Lease

At Closing, Buyer will pay $126,285.00 to Citicorp Vendor Finance, Inc. in partial satisfaction of the Company’s and Parent’s obligations under that certain Master Lease Agreement dated December 26, 2001 between the Company and Citicorp Vendor Finance, Inc.

1.3 Escrows

(a) The Indemnification Escrow Amount shall be paid to Wells Fargo N.A. (the “Escrow Agent”) to be held in escrow in accordance with an escrow agreement in substantially the form attached hereto as Exhibit 1.3(a) (the “Indemnification Escrow Agreement”) to be entered into by Buyer, Stockholders’ Agent and the Escrow Agent at or prior to Closing, and shall be paid out as provided therein. The Indemnification Escrow Amount shall be held as security for the obligations described in Sections 5.2 and 8.2 hereof. Subject always to the terms and conditions of the Indemnification Escrow Agreement, (i) One Million Dollars ($1,000,000.00) of the Indemnification Escrow Amount shall be released to Stockholders’ Agent, if available, six months after the date of this Agreement; (ii) an additional One Million Dollars ($1,000,000.00) of the Indemnification Escrow Amount shall be released to Stockholders’ Agent, if available, 12 months after the date of this Agreement; and (iii) any remaining balance of the Indemnification Escrow Amount shall be released to Stockholders’ Agent 18 months after the date of this Agreement.

(b) The Working Capital Escrow Amount shall be paid to the Escrow Agent to be held in escrow in accordance with an escrow agreement in substantially the form attached hereto as Exhibit 1.3(b) (the “Working Capital Escrow Agreement”) to be entered into by Buyer, Stockholders’ Agent, and the Escrow Agent at or prior to Closing, and shall be paid out as provided therein. The Working Capital Escrow Amount shall be held as security for the obligations of Stockholders described in Section 1.2.2 hereof. Subject always to the terms and conditions of the Working Capital Escrow Agreement, any remaining portion of the Working Capital Escrow Amount shall be released to Stockholders’ Agent, if available, within three (3) business days after the date upon which the amount of the Final Working Capital is determined in accordance with Section 1.2.2.

1.4 The Closing

The closing of the transactions contemplated herein (the “Closing”) shall take place on the date hereof at 10:00 a.m. local time (or at such other time as the parties may agree) at the offices of Perkins Coie LLP, 1120 NW Couch Street, 10th Floor, Portland, Oregon (the “Closing Date”).

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF

PARENT, THE COMPANY AND THE STOCKHOLDERS

Subject to the exceptions and limitations set forth in this Agreement and except as set forth in the correspondingly numbered section of the Disclosure Memorandum attached hereto as Exhibit 2 (it being understood and agreed that the listing or setting forth of an item in one section of the Disclosure Memorandum shall be deemed to be a listing or setting forth of such item in another section or sections of the Disclosure Memorandum if such information is reasonably apparent on its face to be applicable to such other section or sections)(the “Disclosure Memorandum”), and to induce Buyer to enter into and perform this Agreement, the Escrow Agreement and the other agreements and certificates that are required to be executed pursuant to this Agreement (collectively, the “Operative Documents”), the Company, Parent and Stockholders jointly and severally represent and warrant to Buyer as of the date of this Agreement as follows in this Article II.

2.1 Organization

Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and the Company has all requisite corporate power and authority to own, operate and lease their respective properties and assets, to carry on their respective businesses as now conducted, to enter into and perform their respective obligations under this Agreement and the other

Operative Documents to which either of them is a party, and to consummate the transactions contemplated hereby and thereby. Each of Parent and the Company is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the properties occupied, owned or held under lease by it or the nature of its respective business makes such qualification or licensing necessary. True, correct and complete copies of the Certificate of Incorporation of Parent, the Articles of Incorporation of the Company and the Bylaws of each of Parent and the Company (or similar organizational instruments), as amended, and all minutes of all meetings (or written consents in lieu of meetings) of the Board of Directors (and all committees thereof) of Parent and the Company, of shareholders of the Company and of stockholders of Parent have been delivered to Buyer.

2.2 Enforceability

All corporate action on the part of each of the Company and Parent and their respective officers, directors and shareholders/stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which either of them is a party and the performance of all of each of their respective obligations under this Agreement and the other Operative Documents to which either of them are a party has been taken. This Agreement has been, and each of the other Operative Documents to which the Company or Parent is a party has been duly executed and delivered by the Company or Parent, as the case may be, and this Agreement is, and each of the other Operative Documents to which either the Company or Parent is a party will be, (assuming due authorization, execution and delivery by Buyer) at the Closing, a legal, valid and binding obligation of the Company or Parent, as the case may be, enforceable against the Company and Parent in accordance with its terms, except as such enforceability may be limited or affected by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect that affect creditors’ rights generally or (b) general principles of equity (whether considered in a court of law or equity).

2.3 Capitalization

(a) The authorized capital stock of the Company consists of 10,000 shares of Company common stock.

(b) As of the date of this Agreement, the issued and outstanding capital stock of the Company consists solely of 1,000 shares of Company common stock, all of which shares are owned of record and beneficially by Parent. Such outstanding shares are duly authorized and validly issued, fully paid and nonassessable, and not issued in violation of or subject to any preemptive rights and in compliance with federal and state securities laws. No person, corporation, partnership, limited liability company, joint venture, association, organization, other entity or governmental, administrative or regulatory authority (a “Person”), other than Parent, holds any interest in any of the outstanding shares of the Company’s capital stock.

(c) The authorized capital stock of Parent consists of 8,000,000 shares of Parent Common Stock and 96,500 shares of Parent preferred Stock.

(d) As of the date of this Agreement, the issued and outstanding capital stock of Parent consists solely of 2,525,000 shares of Class A Non-Voting Convertible Common Stock, 950,000 shares of Class B Voting Common Stock and 40,000 shares of Series A Redeemable Preferred Stock, all of which are owned by the Persons identified on Schedule 2.3 in the amounts listed next to each such Person’s name. Such outstanding shares are duly authorized and validly issued, fully paid and nonassessable, and not issued in violation of or subject to any preemptive rights and in compliance with federal and state securities laws. No Person, other than the Stockholders, holds any interest in any of the outstanding shares of Parent’s capital stock.

(e) As of the date of this Agreement, there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from Parent or any holder of any shares of Parent’s capital stock or any securities convertible into or exchangeable for shares of Parent’s capital stock.

(f) As of the date of this Agreement, there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company or Parent or any securities convertible into or exchangeable for shares of the Company’s capital stock.

(g) Neither the Company nor Parent is a party or subject to any agreement or understanding and there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of the Company or Parent or the voting by any director of the Company or Parent.

2.4 Subsidiaries

The Company does not and, other than the Company, Parent does not, own, directly or indirectly, any capital stock or other equity securities of any corporation or have any other direct or indirect equity or ownership interest in any corporation, partnership, joint venture or similar business entity, nor is Parent or the Company subject to any obligation to provide funds to, or invest in any corporation, partnership, joint venture or similar business entity.

2.5 No Approvals or Notices Required; No Conflicts With Instruments

The execution, delivery and performance of this Agreement and the other Operative Documents by Parent and the Company (as defined in Section 9.9(b))will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law, rule, regulation, order, writ, judgment, decree, injunction, determination or award (“Law”) applicable to Parent and the Company; (b) require any consent, approval or authorization of any Person; (c) conflict with or result in a breach of or constitute a default under any provision of the Company’s Articles of Incorporation or Bylaws or Parent’s Certificate of Incorporation or Bylaws; or (d) result in any breach of, or constitute a default (with or without the giving of notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Company or Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties, to which either Parent or the Company is a party or by which any of such assets or properties is bound or affected.

2.6 Financial Information; Absence of Undisclosed Liabilities

(a) Seller has provided to Buyer true and complete copies of (i) consolidated audited balance sheets of Parent dated September 30, 2002, 2003, and 2004 and the related statements of operations, cash flows, redeemable preferred stock and stockholder deficit for the periods then ended, including the notes thereto (collectively, the “Annual Financial Statements”); and (ii) an unaudited consolidated balance sheet of Parent as of October 31, 2004 (the “Reference Balance Sheet”) and unaudited consolidated statements of operations, cash flow, redeemable preferred stock and stockholder deficit for Parent for the one-month period ended October 31, 2004 (together with the Reference Balance Sheet, the “Reference Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements present fairly in all material respects, Parent’s consolidated financial condition and results of operations as of the dates thereof or for the periods covered thereby and the Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except that the Reference Financial Statements do not contain the footnotes required by GAAP and are subject to year-end and other non-material adjustments. The Financial Statements are in accordance with the books and records of Parent and the Company and do not reflect any transactions that are not bona fide transactions. Neither the Company nor Parent is a guarantor of, or indemnitor, surety or other obligor with respect to any indebtedness of any other Person.

(b) All of the financial projections and forward-looking statements concerning the business of the Company and Parent that have been furnished to Buyer by the Company were based upon assumptions made in good faith and considered reasonable by the Company at the time such projections and forward-looking statements were delivered to Buyer in light of historical financial information concerning the business of the Company and Parent. Such assumptions assume that the Business will remain a stand-alone entity and do not take into account the effect of the transactions contemplated by this Agreement. The financial projections represent the Company’s good faith reasonable estimate of the results of operations and cash flows for the periods covered thereby and the financial position as of the dates set forth therein of the Company and Parent based upon the assumptions described above.

(c) Except as set forth in the Disclosure Memorandum, neither the Company nor Parent has any liabilities, obligations or commitments, whether accrued, absolute, contingent or otherwise, except liabilities, obligations or commitments: (i) provided for or disclosed in the Financial Statements; (ii) incurred in the ordinary course of business consistent with past practice and not required under GAAP to be reflected in the Financial Statements or the notes thereto (none of which arises out of any breach of contract, breach of warranty, tort or violation of law); and (iii) incurred in connection with this Agreement or any of the transaction contemplated hereby. There is no material loss contingency, as defined in Statement of Financial Accounting Standards No. 5 that is not otherwise provided for or described in (i) or (ii) above.

2.7 Litigation

(a) No claim, action, proceeding or investigation is pending or, to Seller’s Knowledge, threatened against the Company, Parent or any of their officers, directors, employees, agents or stockholders in their capacity as such or any of the Company’s or Parent’s properties or business, before any federal, state or municipal court, or administrative, governmental or regulatory authority or body, and the Company is not subject to any order, writ, judgment, injunction, decree, stipulation, consent order, determination or award. As used in this Agreement, the term “Seller’s Knowledge” means the actual knowledge of the Management Stockholders after inquiry of Steve Wentz, John Perna, Bill Boyle, Eric Schmidt, Joe Balesteri and Ron Williams. As used in this Agreement, the term “Management Stockholders” means Steven Robinson, Edwin Barclay, Michael Kadlec and Lisa Lloyd.

(b) There are no claims, actions, suits, arbitrations, criminal or civil proceedings or investigations pending or involving or, to Seller’s Knowledge, threatened by or against Seller before any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person that questions the validity of this Agreement or the other Operative Documents or any action taken or to be taken by Seller pursuant to this Agreement or the other Operative Documents or in connection with the transactions contemplated hereby or thereby, and to Seller’s Knowledge, there is no valid basis for any such claim, action, suit, arbitration, criminal or civil proceeding or investigation.

2.8 Compliance with Laws; Licenses and Permits

(a) Schedule 2.8 sets forth a list and description of governmental licenses, franchises, permits, approvals, authorizations, certificates, registrations, licenses, rights and code approvals (“Permits”) held by the Business (as defined in Section 9.9(b)), complete and correct copies of which have been made available through Seller’s online data room or delivered by Seller to Buyer.

(b) The Business is not in violation of, nor has any notice been received that claims that the Business is in violation of, any Law applicable to it or by which any of its assets or properties are bound or affected. The Company and Parent have all Permits necessary to carry on their respective businesses. Other than Permits listed on Schedule 2.8, there are no Permits, whether federal, state, local or foreign, that are necessary for the lawful operation of the business of the Company or Parent.

(c) (i) Each of the Company and Parent has fulfilled and performed its obligations under each of the Permits applicable to its business, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Permit or that allows or, after notice of lapse of time or both, would allow revocation or termination of any such Permit, or that could reasonably be expected to have a Material Adverse Effect; and (ii) no written or, to Seller’s knowledge, any other notice of cancellation or default or of any dispute concerning any of the Company’s or Parent’s Permits, or of any event, condition or state of facts described in the preceding clause, has been received and to Seller’s Knowledge, no such event, condition or state of facts exists. For purposes of this Agreement, the term “Material Adverse Effect” shall mean any change in, or effect on, Parent or the Company that is materially adverse to the results of operations, the financial condition, or the assets or business of Parent or the Company taken as a whole, provided that any adverse change, event, development, or effect resulting from the performance of this Agreement or the other Operative Documents shall not be deemed to constitute, and shall not be taken into account in determining whether there has been a Material Adverse Effect.

(d) Each of the Permits of the Business is in full force and effect and the consummation of the transactions contemplated by this Agreement will not cause the occurrence of any breach, default or forfeiture of rights thereunder.

2.9 Environmental Compliance

(a) The Business holds all Permits required under Environmental Laws (as defined below) for the current use, occupancy or operation of its assets and the conduct of its business as it is now being conducted and Seller has provided copies of all such Permits to Buyer or has made such Permits available to Buyer in Seller’s online data room.

(b) The Business is not in violation of any Environmental Laws or any such Permits.

(c) Seller has not received written, or to Seller’s Knowledge, any other notice from any governmental agency or authority alleging that the Business or any of its assets is not in compliance with Environmental Laws, and, to Seller’s Knowledge there are no circumstances that could reasonably be expected to prevent or interfere with material compliance by the Business with Environmental Laws in the future.

(d) There is no asserted (in writing, or to Seller’s Knowledge, otherwise) claim, action, cause of action or investigation by any Person alleging potential liability of the Business (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence or release into the environment of any Hazardous Substance (as defined below) at the premises owned or leased by the Business, that is pending or to Seller’s Knowledge threatened against the Business, any of its assets or any of such premises.

(e) Schedule 2.9(e) sets forth a list of all substances, materials and products used, held for use, stored by or disposed of by the Business at any of its properties or facilities, the use, holding for use, storage or disposal of which requires the filing of reports or notifications or maintenance of records and data under applicable Environmental Laws.

(f) The Business is not the subject of any litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violations of any Environmental Law and, to Seller’s Knowledge, no such litigation or proceedings are threatened.

(g) The Business has timely filed all reports and notifications required to be filed with respect to all of its properties and facilities and has generated and maintained all required records and data under all applicable Environmental Laws.

(h) “Environmental Laws” means any statute, ordinance, regulation, rule, policy, interpretation, guideline or decree (including consent decrees, guidance documents and administrative orders) in effect as of the Closing, applicable to the Business, its business, or the real property from which it conducts its business, enacted or promulgated by any federal, state or municipal governmental entity or authority having jurisdiction over the Business for the activities it conducts that (i) regulates the exposure to, the amount, form, presence, emission, discharge, release, threat of release, processing, use, treatment, storage, disposal, handling, generation or production of any Hazardous Substance, including any permit, license, approval, consent or authorization required therefor; (ii) requires any reporting or dissemination of or access to information regarding Hazardous Substances, including warnings or notices to employees; or (iii) relates to or addresses human health or safety, including occupational health and safety. “Hazardous Substance” means (i) a substance that contains substances defined in or regulated under the following federal statutes and their state counterparts, as well as such statutes’ implementing regulations, as such statutes and regulations have been amended from time to time and as currently interpreted by administering agencies: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Clean Air Act; (ii) petroleum and petroleum products including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; and (iv) any substances with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation.

2.10 Intellectual Property Rights

(a) As used in this Agreement, “Intellectual Property” means any or all of the following: (i) works of authorship, computer programs, software, algorithms, documentation, designs, files, compilations, records and data; (ii) mask works, circuit designs and circuitry; (iii) inventions (whether or not patentable), improvements, ideas, procedures, processes, systems, methods, concepts, principles, discoveries, art, machines, compositions of matter, materials, formulas, patterns, devices, techniques, apparatus and technology; (iv) trade secret information, confidential information, proprietary information, know how, show how, technical data, customer lists and supplier lists; (v) prototypes, schematics and tools; (vi) trademarks, service marks, trade dress, logos, brands, trade names, and business names; (vii) World Wide Web addresses, uniform resource locators and Internet domain names; (viii) all embodiments of the foregoing in any form and in any media; (ix) any portion, copy or extract of any of the foregoing, irrespective of whether in tangible or intangible form, and irrespective of media, but does not include UL Listings, ISO 9000 qualifications and the like.

(b) As used in this Agreement, “Intellectual Property Rights” (i) means all patents, patent rights, copyrights, maskwork rights, rights related to works of authorship, rights sometimes referred to as “moral rights,” trademark rights, service mark rights, trade dress rights, rights related to Internet domain names, and other intellectual property rights in any country, arising under statute, treaty, common law, or otherwise, and whether or not perfected by registration or other filing and (ii) includes (x) the right to apply for and obtain patents, copyright registrations, trademark registrations and other registrations related to Intellectual Property owned by the Business; (y) the right to sue for and recover damages for any past, present or future infringement of any Intellectual Property owned by the Business; and (z) with respect to all trademarks and service marks, the goodwill of the business to which each trademark and service mark relates, but does not include UL Listings, ISO 9000 qualifications and the like.

(c) Except as described in Schedule 2.10, the Company or the Parent owns or has the rights to use all Intellectual Property and Intellectual Property Rights used in the conduct of their respective businesses or that are necessary for the conduct of their respective businesses as now conducted.

(d) Schedule 2.10 includes an accurate and complete list of all patents, patent applications, copyright registrations, trademark registrations, applications for registration of trademarks, service mark registrations, applications for registration of service marks, domain name registrations and other filings owned by the Business related to Intellectual Property or Intellectual Property Rights.

(e) Schedule 2.10 includes an accurate and complete list of all trademarks, service marks, logos, brands, trade names, business names and domain names used by the Business.

(f) The Business has taken reasonable action to preserve the secrecy of all of its trade secret information and confidential information. Except pursuant to this Agreement and the other Operative Documents, the Business has no obligation to disclose to any Person any trade secret information or confidential information of the Business.

(g) Except as fully set forth in Schedule 2.10, the Business has not granted to any Person any right or license (including any present, future or contingent right) with respect to any Intellectual Property or Intellectual Property Rights.

(h) Schedule 2.10 includes an accurate and complete list of all license agreements and other agreements pursuant to which the Business has a right to use any Intellectual Property or Intellectual Property Rights other than standard off-the-shelf software owned by any Person other than the Business. The Business has the right to exercise all rights and licenses described in each of such agreements in accordance with the terms and conditions set forth in each of such respective agreements. The Business has not received written or, to Seller’s Knowledge, any other notice that any party to any of such agreements intends to cancel, terminate or refuse to renew any such agreement or to exercise or decline to exercise any option or right under any such agreement.

(i) To Seller’s Knowledge, no Person is infringing or misappropriating any of the Intellectual Property owned by the Business or any of the Intellectual Property Rights owned or held by the Business.

(j) The Business does not and has not infringed, violated, interfered with or misappropriated any Intellectual Property or Intellectual Property Rights of any Person. To Seller’s Knowledge, neither the services performed by the Business nor the products manufactured by the Business infringe any Intellectual Property Rights of any Person. The Business has not received any written or, to Seller’s Knowledge, any other notice or claim asserting any infringement, misappropriation, misuse, abuse or interference with any Intellectual Property Rights by the Business, or claiming that any Person has any claim of infringement against the Business.

2.11 Real Property

(a) Schedule 2.11 includes a complete and accurate list of all the real estate that is or has ever been owned, leased or used by the Business (the “Real Property”), including real estate that is owned, leased or used pursuant to leases (the “Real Property Leases”). Schedule 2.11 lists all Real Property Leases, true and complete copies of which, including all amendments and addenda thereto, have been provided to Buyer or made available to Buyer in Seller’s online data room. The activities carried on in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at, the Real Property, and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves, are not in violation of, or in conflict with, any applicable zoning regulations or ordinance or any other similar Law. All covenants or other restrictions (if any) to which any of the Real Property is subject are being in all respects properly performed and observed and, except for covenants contained in the Real Property Leases, do not provide for forfeiture or reversion of title if violated, and the Seller has not received any written or, to Seller’s Knowledge, any other notice of violation (or claimed violation) thereof. Seller has delivered to Buyer or made available to Buyer in Seller’s online data room true and complete copies of the plans, specifications, manuals, most recent title insurance policies and surveys (if any) for the Real Property in the possession of Seller, together with copies of all reports (if any) of any engineers, environmental consultants or other consultants in its possession relating to any of the Real Property. Except for Permitted Liens and as disclosed on Schedule 2.11, the Business has not leased to another, subleased, encumbered, or permitted to be encumbered of any of its interests in the Real Property. As used in this Agreement, the term “Permitted Liens” means (a) Liens, including without limitation zoning and planning restrictions, and other charges and encumbrances of record, none of which either (i) impairs the ability to use the assets subject to the Lien in the ordinary course of business of the Company or the Parent as currently conducted or (ii) relates to indebtedness for borrowed money except for those Liens that are released at the Closing, (b) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction arising in the ordinary course of business consistent with past practice for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of the Company or the Parent, as applicable (c) Liens for Taxes, assessments or governmental charges or levies on property which are not delinquent (d) Liens arising by operation of law, in the ordinary course of business that do not interfere in any material respect with the use or value of any of the assets subject thereto, (e) minor imperfections in title to real property that do not detract in any material respect from the value of the property affected or impair the operations of the Company or the Parent in any material respect, and (f) rights of and through lessors in leased property.

(b) Each separate location included in the Real Property has water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections, fire protection, drainage and other public utilities, as needed and adequate for the respective businesses of the Company and Parent, as currently conducted, and has parking facilities adequate for the respective businesses of the Company and Parent, as currently conducted, and that meet all requirements imposed by applicable Laws. To Seller’s Knowledge, there is no current violation of any Law relative to any of the Real Property.

(c) To Seller’s Knowledge, there is no pending, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property for its current use in the respective businesses of the Company and Parent.

(d) All the Real Property Leases are in full force and effect, valid and enforceable in accordance with their respective terms, except as such enforceability may be limited or affected by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect that affect creditors’ rights generally or (ii) general equitable principles (whether considered by a court of law or equity). None of the Real Property Leases has been amended or modified except as set forth on Schedule 2.11. Seller has not received any written or, to Seller’s Knowledge, any other notice of any, and there exists no, dispute, claim, event of default or event that constitutes or, to Seller’s Knowledge, would constitute (with notice or lapse of time or both) a default by the Business under any Real Property Lease. All rent and other amounts due and payable with respect to the Real Property Leases have been paid.

2.12 Tangible Personal Property

(a) Each item of equipment, machinery or other tangible personal property reflected on the Reference Balance Sheet or otherwise necessary to the conduct of the respective businesses of the Company and Parent, in each case as presently conducted, is either: (i) owned by the Business, free and clear of all Liens, except Permitted Liens,, and the Business has good and marketable title thereto; or (ii) leased pursuant to one or more valid and enforceable lease agreements. Such tangible personal property is well maintained and in good operating condition and repair, ordinary wear and tear excepted, and to Seller’s Knowledge is free from defects.

(b) Schedule 2.12 sets forth a true and complete list of all of the tangible personal property with a value of greater than $5,000.00 used by the Business and sets forth all leases of personal property of greater than $5,000.00 in value binding on the Business or any of its assets or properties, and all items of personal property covered thereby. Seller has delivered to Buyer or made available to Buyer in Seller’s online data room true and complete copies of all such personal property leases.

(c) The assets, properties and rights of the Business were sufficient to produce the income for the fiscal years ended September 30, 2003 and September 30, 2004, as shown on the Annual Financial Statements.

2.13 Material Contracts

(a) Schedule 2.13 lists all material contracts and arrangements of the following types to which the Business is a party or by which it is bound, or to which any of its assets or properties is subject (collectively, the “Material Contracts”).

(i) any contract (other than Employee Benefit Plans, which are listed on Schedule 2.14(b)) with any employee, officer, director or Stockholder of the Business;

(ii) any contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities;

(iii) any contract that involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, having a value in excess of $50,000.00;

(iv) any contract pursuant to which the Business has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(v) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property, loan commitment or other contract or arrangement relating to the borrowing of funds, an extension of credit or financing;

(vi) any contract involving any restrictions with respect to the geographical area of operations or scope or type of business;

(vii) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the of the Business, or the Business is granted the authority to act for or on behalf of any Person;

(viii) any contract relating to the Business’s computer system;

(ix) any contract for which the full performance thereof may extend beyond 60 days from the date of this Agreement; and

(x) any contract not made in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

Seller has delivered to Buyer or made available to Buyer in Seller’s online data room true and complete copies of each document listed on Schedule 2.13, including amendments thereto, and a written description of each oral agreement or arrangement so listed.

(b) With respect to the Material Contracts, (i) each Material Contract is valid, binding and enforceable in accordance with its terms, except as such enforceability may be limited or affected by (y) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect that affect creditors’ rights generally or (z) principles of equity, whether considered in a court of law or equity; (ii) the Business is not in default under or in violation of any provision of any of the Material Contracts; (iii) Seller has not received written or, to Seller’s Knowledge, any other notice of alleged nonperformance or other noncompliance with respect to the obligations of the Business under any of the Material Contracts, which alleged nonperformance or other noncompliance is currently unresolved, nor any written, or to Seller’s Knowledge, any other notice that is currently unresolved that any of the Material Contracts may be totally or partially terminated or suspended by any other party thereto; and (iv) to Seller’s Knowledge, there is no material nonperformance, breach or other noncompliance by any other party to any of the Material Contracts.

2.14 Employee Benefit Matters

(a) As used in this Agreement, the following terms shall have the following meanings:

(i) “COBRA” means the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and all regulations and rulings in effect thereunder.

(ii) “Code” means the Internal Revenue Code of 1986, as amended, and all regulations and rulings in effect thereunder.

(iii) “Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (i) sponsored, maintained or contributed to by the Company or to which the Company is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company has (or could reasonably be expected to have) any obligation or liability.

(iv) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rulings in effect thereunder.

(v) “ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other entity or organization that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(vi) “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(vii) “HIPAA” means the Health Insurance Portability and Accountability Act of 1997, as amended, and all regulations and rulings in effect thereunder.

(viii) “IRS” means the United States Internal Revenue Service.

(b) Schedule 2.14(b) contains a complete and accurate list of all Employee Benefit Plans. None of the Company, Parent or any ERISA Affiliate has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by the Company, Parent or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense to the Company of maintaining (or participating in) such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. Except as disclosed in Schedule 2.14(b), the terms of each Employee Benefit Plan permit the Company to amend and terminate such Employee Benefit Plan (or its participation therein, as applicable) at any time and for any reason without penalty and without material liability or expense. None of the rights of the Company under any Employee Benefit Plan will be impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement.

(c) Seller has provided to Buyer true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (i) the last three annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (ii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Employee Benefit Plan; (iii) all contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (iv) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan; (v) the most recent annual actuarial valuation prepared for such Employee Benefit Plan; (vi) all written communications during the last three years relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to the Company; (vii) all material correspondence to or from any Governmental Entity relating to such Employee Benefit Plan; (viii) samples of all administrative forms currently in use with respect to such Employee Benefit Plan, including, without limitation, all COBRA and HIPAA forms and notices; (ix) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the last three years; and (x) the most recent registration statement, annual report (Form 11-K) and prospectus prepared in connection with such Employee Benefit Plan.

(d) With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times has been, established, maintained, administered, operated and funded in all material respects both in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA, COBRA, HIPAA and the Code; (ii) the Company, Parent and all other Persons (including, without limitation, all fiduciaries) have, at all times and in all material respects, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations; (iii) all returns, reports (including, without limitation, all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Employee Benefit Plan required to be filed with any Governmental Entity or distributed to any Employee Benefit Plan participant have been properly prepared and duly filed or distributed in a timely manner; (iv) none of Seller, any ERISA Affiliate or any fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; (v) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and (vi) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the Company or Buyer could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other law, statute, order, rule or regulation, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.

(e) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust and/or group annuity contract is exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation, including, without limitation, that legislation commonly referred to as “GUST” and “EGTRRA,” (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS; or (iii) is entitled under IRS Announcement 2001-77 to rely on the favorable opinion letter issued by the IRS to a prototype plan sponsor. Nothing has occurred, or is reasonably expected by Seller or any ERISA Affiliate to occur, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity contract. No such Employee Benefit Plan is a “top-heavy plan,” as defined in Section 416 of the Code.

(f) Each “group health plan,” as defined in Section 607(1) or 733(a)(1) of ERISA or Section 4980B(g)(2) of the Code, which has at any time been sponsored, maintained, provided, administered or contributed to by the Company or any ERISA Affiliate, is (and at all times has been) maintained, administered and operated in all material respects in compliance with all applicable requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA, Section 4980B(f) and Subtitle K of the Code and all other applicable laws, statutes, orders, rules and regulations relating to the provision or continuation of health insurance coverage or other welfare benefits (within the meaning of Section 3(1) of ERISA). The Company, each ERISA Affiliate and all other Persons have, at all times and in all material respects, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to each such group health plan, including, without limitation, all notification obligations imposed under Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B(f) of the Code.

(g) All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Reference Balance Sheet. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository.

(h) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (iii) an “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(i) Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company (or any other Person), other than (i) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, (ii) retirement benefits under any Employee Benefit Plan that is qualified under Section 401(a) of the Code, (iii) deferred compensation that is accrued as a current liability on the Reference Balance Sheet, and (iv) post termination benefits as set forth in any employment agreement set forth in Schedule 2.14(b).

(j) There are no actions, suits or claims (other than routine claims for benefits) pending or, to Seller’s Knowledge, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to Seller’s Knowledge, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Entity, and, to Seller’s Knowledge, no such action is contemplated or under consideration by any Governmental Entity.

(k) Neither the Company nor Parent has made any payment or payments, is obligated to make any payment or payments or is a party to (or a participating employer in) any agreement or Employee Benefit Plan that could obligate it or Buyer to make any payment or payments that would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of state, local or foreign law) or that would otherwise not be deductible under Section 162 or Section 404 of the Code.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event(s)) will (i) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, Buyer or any Employee Benefit Plan, (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (iv) require the Company or Buyer to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

(m) No “leased employee,” as defined in Section 414(n) of the Code, performs, or has ever performed, services for the Company.

2.15 Labor Matters

Schedule 2.15 sets forth a list of all employees employed by the Business as of the date hereof (the “Employees”). There are no labor controversies pending or, to Seller’s Knowledge, threatened, between the Business and any of its Employees or any former employee of the Business. The Business has been conducted in compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. The Business is not a party to any collective bargaining agreement or other labor union contract applicable to any of the Employees, and to Seller’s Knowledge, no collective bargaining agreement is currently being negotiated and no attempt is currently being made, nor to Seller’s Knowledge, has any been made in the past two years to organize any Employees to form or enter into a labor union or similar organization. There are no strikes, slowdowns, work stoppages, lockouts, or to Seller’s Knowledge, threats thereof, by or with respect to any of the Employees. To the actual knowledge, without inquiry, of the Management Stockholders, no Employee intends to terminate his or her employment for any reason.

2.16 Taxes

(a) Schedule 2.16(a) sets forth (i) all income Tax Returns filed by or on behalf of Parent or the Company with any jurisdiction for which the applicable statute of limitations on assessment and collection has not expired, and (ii) all jurisdictions in which Parent or the Company pays sales, use, franchise, excise or property Taxes.

(b) Each of Parent and the Company (i) has timely filed on or before the applicable due date with each appropriate Governmental Entity all Tax Returns required to be filed by or with respect to it, and all such Tax Returns have been properly completed in compliance with applicable legal requirements and are correct and complete in all material respects, and (ii) has fully and timely paid, or has made adequate provision (disregarding any provisions for deferred Taxes established to reflect timing differences between book and Tax income) on the Financial Statements in accordance with GAAP for, all Taxes required to be paid by it (whether or not such Taxes have been reflected on any Tax Return). All Pre-Closing Taxes, to the extent not required to have been previously paid, will be fully and adequately reserved for disregarding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) on Parent’s books and records in accordance with GAAP. All material Taxes that Parent or the Company has been required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid over to the appropriate Governmental Entity in compliance with all applicable Law, and each of Parent and the Company has complied with all material information reporting and backup withholding requirements under all applicable Law, including maintenance of required records with respect thereto.

(c) Except as set forth in Schedule 2.16(c), (i) there are no pending or, to the knowledge of Parent or the Company, threatened claims, actions, assessments, suits, investigation or other proceedings by any Governmental Entity with respect to Taxes relating to Parent or the Company; (ii) no extension or waiver of the limitation period applicable to any Tax Return of Parent or the Company is in effect or has been requested in writing or, to the Seller’s Knowledge, otherwise; (iii) all deficiencies claimed, proposed or asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or that include the income of, Parent or the Company have been fully paid or fully settled, or are being contested in good faith by appropriate proceedings, and adequate reserves have been made for such Taxes on the books and records of Parent or the Company, as the case may be, in accordance with GAAP; (iv) there are no Liens for Taxes upon any of the assets of Parent or the Company, except Liens for current Taxes not yet due and payable;

(v) neither Parent nor the Company is or will be required to include any material adjustment in taxable income for any Tax period pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax Laws as a result of transactions or events occurring, or accounting methods employed, prior to the date of this Agreement; (vi) neither Parent nor the Company has entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor or successor thereof or any similar provision of state, local or foreign Law) or otherwise and (vii) no power of attorney that currently is in effect has been granted by Parent or the Company with respect to any Tax matter.

(d) Except as set forth in Schedule 2.16(d), none of Parent or the Company (i) has been a member of any Affiliated Group that filed or was required to file a consolidated, combined or unitary Tax Return (other than an Affiliated Group of which Parent is the common parent), or (ii) is or will be liable for Taxes of any person (other than Parent’s or the Company’s) by reason of contract, agreement, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6 or 1.1502-78 (or any predecessor or successor thereof or any similar provision of state, local or foreign Law) or otherwise. Neither Parent nor the Company has made any payment or payments, is obligated to make any payment or payments or is a party to (or a participating employer in) any agreement or employee benefit plan that could obligate it or Buyer to make any payment or payments that would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of state, local or foreign Law) or that would otherwise not be deductible under Section 162 or Section 404 of the Code.

(e) Each of Parent and the Company has delivered or made available to Buyer correct and complete copies of all Tax Returns for which the statute of limitations has not expired, and all audit reports and statements of deficiencies assessed against or agreed to by it.

(f) Except as set forth in Schedule 2.16(f), none of Parent or the Company is or ever has been, a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar Agreement.

(g) No claim has been made by a Governmental Entity in a jurisdiction where Parent or the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) Neither Parent nor the Company is a party to any joint venture, partnership, other arrangement or contract that is likely to be treated as a partnership for federal income Tax purposes.

(i) Neither Parent nor the Company has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(j) Neither Parent nor the Company has in any Tax year for which the statute of limitations has not expired (and with respect to clause (i), only to the extent Parent was the parent company with respect to the Company during any portion of such tax year (i) taken a reporting position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Law), or (ii) engaged in a transaction that is the same as one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(k) Neither Parent nor the Company has entered into a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign Law, and there is no taxable income of Parent or the Company that will be reportable after the Closing Date that is attributable to a transaction or event that occurred prior to the Closing.

(l) None of the Stockholders is a “foreign person” as defined in Section 1445(f)(3) of the Code.

(m) None of the assets of Parent or the Company constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the assets reflected on the Financial Statements is subject to a lease, safe harbor lease or other arrangement as a result of which Parent or the Company is not treated as the owner for federal income Tax purposes.

(n) Since September 30, 2002, neither Parent nor the Company has made or changed any Tax election, adopted or changed any accounting method or material Tax reporting principle or practice, settled or compromised any federal, state, local or foreign Tax liability, or waived or extended the statute of limitations in respect of any Taxes.

(o) “Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign Tax Law).

“Tax” (and, in the plural, “Taxes”) means any and all (A) domestic or foreign federal, state or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever (including, without limitation, any income, net income, gross income, receipts, windfall profit, severance, property, production, sales, use, business and occupation, license, excise, registration, franchise, employment, payroll, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, estimated, transaction, title, capital, paid-up capital, profits, occupation, premium, value-added, recording, real property, personal property, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax), (B) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with (I) any item described in clause (A) or (II) the failure to comply with any requirement imposed with respect to any Tax Returns, and (C) liability in respect of any items described in clause (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law or otherwise.

“Tax Return” means any report, return or other information, including any schedules or attachments thereto and any amendment thereof, required to be supplied to a governmental authority in connection with any Taxes.

“Pre-Closing Tax Periods” means collectively, all taxable periods ending on or prior to the Closing Date, and with respect to any period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”), the portion of such period up to and including the Closing Date.

“Pre-Closing Taxes” means any and all Taxes (a) of Parent or the Company for all Pre-Closing Tax Periods, (b) of any member of an Affiliated Group of which Parent or the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or 1.1502-78 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law), and (c) of any person imposed on Parent or the Company as transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.

2.17 Insurance

(a) Schedule 2.17 lists all liability, property, accident, casualty, fire, flood, workers’ compensation, key man, group life or health and other insurance policies and arrangements that cover the Business, its assets or its operations. Seller has provided to Buyer or made available to Buyer in Seller’s online data room a copy of all such policies, including all occurrence based policies covering the Business during the three-year period prior to the Closing Date. All such insurance policies of the Business are in full force and effect, all premiums covering all periods up to and including the Closing have been paid or accrued for, and no written or, to Seller’s Knowledge, any other notice of cancellation or termination has been received with respect to any such policy. The Business has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three years.

(b) Seller has furnished to Buyer a list of all claims that have been made by the Business in the last three years under workmen’s compensation, general liability, property or other insurance policy applicable to the Business or any of its properties, including (i) the identity of the claimant; (ii) the date of the occurrence; (iii) the status as of the report date; and (iv) the amounts paid or expected to be paid or recovered. Except as set forth on such list, there are no pending or, to Seller’s Knowledge, threatened claims under any insurance policy.

2.18 Inventories

Schedule 2.18 contains a true and accurate aging schedule of all inventories of the Business, as of October 31, 2004 including a list of all items that have remained in inventory for over three months. All raw materials have a remaining shelf life of at least 90 days or are currently the subject of a pending order utilizing them. Except as described on Schedule 2.18, each item of the inventory owned by the Business is of merchantable quality and is usable and saleable in the ordinary course of business, and none of such items is held on assignment or consignment. Each obsolete item of inventory having a value in excess of $5,000 is noted as obsolete on Schedule 2.18. Such inventories are fairly reflected in the inventory accounts on the balance sheets included in the Financial Statements in accordance with GAAP, including all appropriate reserves, and are valued at the lower of cost or market. Schedule 2.18 sets forth a list of the addresses of all warehouses or other facilities in which inventories of the Business are located.

2.19 Accounts Receivable

Schedule 2.19 contains a true and accurate aging schedule of all accounts receivable of the Business as of October 31, 2004 (“Accounts Receivable”) and all loans and advances to third parties as of October 31, 2004 (“Advances”); provided that Accounts Receivable arising from sales of products or services in the ordinary course of business shall not constitute Advances. All Accounts Receivable represent bona fide transactions made in the ordinary course of the Company’s and Parent’s business. Except as set forth in the aging schedule, the Business has performed all of the obligations to produce the goods or perform the services to which such Accounts Receivable relate. No Account Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowance or adjustment by the obligor thereof. The applicable bad debt or uncollectible account reserves reflected on the Reference Balance Sheet are reasonable and established in amounts consistent with past practice.

2.20 Brokers and Finders

Except for McDonald Investments Inc., the fees and expenses of which will be paid out of the Purchase Price at Closing, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Neither Buyer, nor any affiliate of Buyer, nor the Business from and after the Closing Date shall have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Seller in connection with any of the transactions contemplated by this Agreement.

2.21 Bank Accounts

Schedule 2.21 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Business maintains safe deposit boxes or accounts, including account numbers, of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.22 Absence of Certain Changes or Events

(a) Since September 30, 2003, neither the Company, nor Parent has:

(i) taken any material action or entered into or agreed to enter into any material transaction, agreement or commitment other than in the ordinary course of business and consistent with past practice;

(ii) suffered any Material Adverse Effect;

(iii) made any loans to any Person aggregating more than $25,000 in any year, or made any advances or capital contributions to, or investments in, any other Person;

(iv) agreed, whether in writing or otherwise, to take any action described in this Section 2.22(a).

(b) Since September 30, 2004, neither the Company, nor Parent has:

(i) forgiven or canceled any indebtedness or waived any material claims or rights of material value (including, without limitation, any indebtedness owing by any Stockholder, officer, director, employee or affiliate of the Company or Parent);

(ii) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants;

(iii) borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any liabilities or obligations, or incurred any liabilities or obligations except liabilities and obligations incurred in the ordinary course of business and consistent with past practice;

(iv) paid any amount, discharged or satisfied any claims, liabilities or obligations for, of or against the Company, Parent or any of their respective directors and officers, other than the payment, discharge or satisfaction in the ordinary course of business of claims, liabilities and obligations reflected or reserved against in the Financial Statements;

(v) sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) with an aggregate net book value in excess of $25,000.00, except the sale of Inventory in the ordinary course of business and consistent with past practice;

(vi) made aggregate unbudgeted capital expenditures in excess of $25,000.00 for additions to property, plant, equipment or intangible capital assets or acquired, leased or encumbered any assets outside the ordinary course of business;

(vii) issued any capital stock, other securities or options or other rights to acquire capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or Parent, or otherwise permitted the withdrawal by any of the holders of capital stock of the Company or Parent of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice; or

(viii) incurred any obligation or entered into any contract that either (y) required a payment by any party in excess of, or a series of payments that in the aggregate exceed, $50,000.00 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $25,000.00, or (z) has a term of, or requires the performance of any obligations by the Company or Parent over a period in excess of, six (6) months;

(ix) made any change in any method of accounting or accounting practices or internal control procedures;

(x) suffered any material damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance);

(xi) entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee;

(xii) terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Material Contract or paid any amount not required by Law or by any contract; or

(xiii) agreed, whether in writing or otherwise, to take any action described in this Section 2.22(b).

2.23 Warranties

(a) Schedule 2.23 sets forth the Company’s warranties currently made with respect to its business and current policies with respect to returns of products in the course of the Company’s conduct of its business.

(b) Seller has provided Buyer a list of all product warranty claims (including claims for value-add payments) in excess of $7,500 paid or incurred by the Business since September 30, 2003, and such list is accurate and complete.

2.24 Capital Improvements

Schedule 2.24 describes all the capital improvements or purchases or other capital expenditures, in each case involving amounts in excess of $25,000.00 that the Business has committed to or contracted for and that have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

2.25 No Conflict of Interest

None of the Management Stockholders or any of their respective affiliates or the Stockholders’ Agent has or claims to have any direct or indirect interest in any tangible or intangible property used in the Company’s or Parent’s business, except as a holder of Shares. None of the Management Stockholders, nor any of their respective affiliates (other than Parent) has any direct or indirect interest in any other Person that conducts a business similar to, has any contract or arrangement with, or does business or is involved in any way with, the Company or Parent, except for the ownership of less than 1% of the outstanding stock of any publicly held corporation.

2.26 Customers and Suppliers

(a) Schedule 2.26 sets forth:

(i) a list of the ten largest customers of the Business, in terms of revenue during the fiscal years of the Business ended September 30, 2003 and September 30, 2004, and the current fiscal year of the Business through October 31, 2004, (collectively, the “Major Customers”), showing the total revenue received in each such period from each such customer; and

(ii) a list of the ten (10) largest suppliers of the Business, in terms of purchases during the fiscal years of the Business ended September 30, 2003 and September 30, 2004, and the current fiscal year of the Business through October 31, 2004 (collectively, the “Major Suppliers”), and showing the approximate total purchases in each such period from each such supplier.

(b) No customer represented in excess of 5% of the total revenue of the Business during the fiscal years of the Business ended September 30, 2003 and September 30, 2004, and the current fiscal year of the Business through October 31, 2004, and no supplier represented in excess of 5% of the consolidated purchases during any such period. Since September 30, 2003, there has not been any adverse change in the business relationship, and there has not been any material dispute, between the Business and any Major Customer or Major Supplier, and, to Seller’s Knowledge, no Major Customer or Major Supplier intends to reduce its purchases from, or sales to, the Business.

2.27 Certain Payments

Neither the Company, nor the Parent has and to Seller’s Knowledge, no other Person or entity, has directly or indirectly, on behalf of or with respect to the business of the Company or Parent: (a) made or received any payment that was not legal to make or receive; (b) created or used any “off-book” bank or cash account or “slush fund,” (c) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (d) given or received any illegal discounts or rebates or any other violation of the antitrust laws of the United States or any similar foreign Law; or (e) engaged in any conduct constituting a violation of the U.S. Foreign Corrupt Practices Act of 1977 and

the regulations promulgated thereunder or any similar foreign Law. No investigation or proceeding relating to any payment described in Section 2.27(a) through (e) above that was made, or is alleged to have been made, by or on behalf of the business of the Company or Parent is pending before any governmental authority, nor, to Seller’s Knowledge, is any such proceeding threatened.

2.28 Products Liability

There exists no pending nor, to Seller’s Knowledge, any threatened action, suit, inquiry, proceeding or investigation by any Person or by or before any governmental authority relating to any product manufactured, distributed or sold by the Business to third parties, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty. The Business is insured against product liabilities to the extent provided by the insurance policies identified on Schedule 2.17, subject to any applicable deductible or retention.

2.29 Budgets

Schedule 2.29 sets forth (a) as of the date hereof the existing operating and capital budgets of the Company prepared in the ordinary course (which budgets assume that the Company will remain a stand-alone entity and do not take into account the effect, or possible effect, of the transactions contemplated by this Agreement) for the fiscal year ending September 30, 2005, including the total budgeted capital expenditures through September 30, 2005.

2.30 Import and Export Duties

All import and export duties and taxes, and any fines, penalties and interest with respect thereto, that were heretofore required to be paid with respect to the Business have been paid in full. All products imported into the United States and used in the Business were properly classified and declared at the time of entry.

2.31 No Other Representations or Warranties

Except for the representations and warranties contained in this Article II and the representations and warranties with respect to the Stockholders individually in Article III, neither Seller nor any other Person makes any other express or implied representations or warranties on behalf of Seller with respect to Seller or the transactions contemplated by this Agreement.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

OF STOCKHOLDERS

Subject to the exceptions and limitations set forth in this Agreement and to induce Buyer to enter into and perform this Agreement, the Escrow Agreement and the other Operative Documents, each Stockholder severally represents and warrants with respect to himself, herself or itself (and not with respect to the other Stockholders) to Buyer as of the date of this Agreement as follows in this Article III.

3.1 Good Title

Such Stockholder owns, beneficially and of record, the shares of Parent capital stock listed opposite his, her or its name on Schedule 3.1 (individually, the “Stockholder’s Shares”). Except as set forth in Schedule 3.1, such shares of capital stock are owned free and clear of all Liens, encumbrances, adverse claims, restrictions on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive rights, options or other rights to purchase.

3.2 Enforceability

This Agreement has been, and each of the other Operative Documents to which such Stockholder is a party has been duly executed and delivered by such Stockholder, and this Agreement and the Operative Documents to which such Stockholder is a party are each (assuming due authorization, execution and delivery by Buyer) a legal, valid and binding obligation of such Stockholder, enforceable against him, her or it in accordance with its terms, except as such enforceability may be limited or affected by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect that affect creditors’ rights generally or (b) principles of equity, whether considered in a court of law or equity. Such Stockholder has full power and authority to convey to Buyer good and marketable title to all of such Stockholder’s Shares, and upon transfer to Buyer of the certificates representing such Shares, Buyer will receive good and marketable title to such Stockholder’s Shares, free and clear of all Liens.

3.3 Authority

Such Stockholder has all requisite power, right and authority to execute, deliver and perform this Agreement and the other Operative Documents to which he, she or it is a party. The Stockholder has taken or will take, prior to the Effective Time, all actions necessary for the authorization, execution, delivery and performance of all such Stockholder’s obligations under this Agreement and the other Operative Documents to which he, she or it is a party.

3.4 No Approvals or Notices Required; No Conflicts With Instruments

The execution, delivery and performance of this Agreement and the other Operative Documents by such Stockholder will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any material Law applicable to such Stockholder; (b) require any consent, approval or authorization of any Person; (c) conflict with or result in a breach of, or constitute a default under, any provision of such Stockholder’s Articles of Incorporation or Bylaws, if any; (d) result in any material breach or constitute a material default (with or without the giving of notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any material Lien on any of the assets or properties of such Stockholder pursuant to, any note, bond, mortgage, indenture contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties, to which such Stockholder is a party or by which any of such assets or properties is bound or affected.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES

OF BUYER

To induce Seller to enter into and perform this Agreement and the other Operative Documents, Buyer represents and warrants to Seller as follows in this Article IV:

4.1 Organization

Buyer is a corporation duly organized and validly existing under the laws of the State of Oregon. Buyer has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to enter into and perform its obligations under this Agreement and the other Operative Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby.

4.2 Enforceability

All corporate action on the part of Buyer and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which Buyer is a party and the performance of all Buyer’s obligations under this Agreement and such other Operative Documents has been taken. This Agreement has been, and each of such other Operative Documents has been duly executed and delivered by Buyer, and this Agreement and the other Operative Documents to which Buyer is a party are each (assuming due authorization, execution and delivery by the Company, Parent and Stockholders) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited or affected by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect that affect creditors’ rights generally or (b) general principles of equity (whether considered by a court of law or equity).

4.3 No Approvals or Notices Required; No Conflicts With Instruments

The execution, delivery and performance of this Agreement and the other Operative Documents by Buyer will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any Law applicable to Buyer; (b) require any consent, approval or authorization of any Person; (c) conflict with or result in a breach of, or constitute a default under, any provision of Buyer’s Articles of Incorporation or Bylaws; (d) result in any breach or constitute a default (with or without the giving of notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of Buyer pursuant to, any note, bond, mortgage, indenture contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties, to which Buyer is a party or by which any of such assets or properties is bound or affected.

4.4 Brokers or Finders

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.5 Claims and Legal Proceedings

There is no claim, action, suit, arbitration, criminal or civil investigation or proceeding pending or involving or, to Buyer’s knowledge, threatened against Buyer before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, that questions the validity of this Agreement or the other Operative Documents or any action taken or to be taken by Buyer pursuant to this Agreement or the other Operative Documents or in connection with the transactions contemplated hereby or thereby and, to Buyer’s knowledge, there is no valid basis for any such claim, action, suit, arbitration, criminal or civil investigation or proceeding.

4.6 Investment Representation

Buyer is acquiring the Shares for its own account for the purpose of investment and not with a view to the distribution thereof or dividing all or any part of its interest therein with any other person. Buyer acknowledges that Sellers have represented to Buyer that the sale of the Shares has not been registered under the Securities Act of 1933, as amended, or under any state, local or foreign securities law and that Sellers have represented to Buyer that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under, pursuant to an exemption from or in a transaction not subject to all applicable securities laws.

4.7 Financial Capability

Buyer has sufficient funds to effect the Closing and to fulfill its obligations under this Agreement.

4.8 Independent Investigation

In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of Sellers set forth in this Agreement, Buyer has relied solely on its own independent investigation, analysis and evaluation of Parent and the Company (including Buyer’s own estimate and appraisal of the value of the business, financial condition, assets, operations and prospects of Parent and the Company). Buyer acknowledges and agrees that it is not relying upon any statements, representations or warranties except those specifically set forth in this Agreement.

ARTICLE V – COVENANTS

The parties covenant and agree as set forth in this Article V.

5.1 Further Action; Commercially Reasonable Efforts

From time to time after the Closing and without further consideration from Buyer, Stockholders shall execute and deliver, or cause to be executed and delivered, to Buyer such further instruments of sale, assignment, transfer and delivery and take such other actions as Buyer may reasonably request in order to more effectively sell, assign, transfer and deliver and reduce to the possession of Buyer any and all of the Shares and Buyer shall reimburse Stockholders for any related out-of-pocket expenses.

5.2 Filing of Tax Returns and Payment of Taxes

(a) The Stockholders shall jointly and severally indemnify and hold harmless Buyer from and against all Pre-Closing Taxes and Losses relating thereto of the Parent or the Company (including, without limitation, all federal payroll taxes and Losses related thereto with respect to that certain notice of assessment received from the Internal Revenue Service for the period ending December 31, 2002), it being understood that, to the extent permissible, the Stockholders shall be entitled to the benefit of the pro rata portion of any available tax credits attributable to any Pre-Closing Tax Period, including any Straddle Period (to the extent such credit is based on events attributable to that portion ending on and including the Closing Date), in computing the Taxes of the Parent or the Company. Notwithstanding the foregoing, the Stockholders shall not be required to indemnify Buyer for such Pre-Closing Taxes to the extent such Taxes are specifically taken into account as an accrued liability in the computation of Final Working Capital pursuant to Section 1.2.2. The Stockholders obligation to indemnify Buyer under this Section 5.2 shall not be subject to any limitations on indemnification provided in Section 8.2 or elsewhere in this Agreement (other than those set forth in Section 8.1 and Section 8.2(c).

(b) Any Taxes for a Straddle Period shall be apportioned between the period ending on and including the Closing Date and the period ending after the Closing Date based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the basis of a closing of the books at the end of the Closing Date.

(c) The Tax Returns for the taxable year that ends on the Closing Date and the taxable year that begins the day after the Closing Date shall be prepared in accordance with Treasury Regulations Section 1.1502-76; provided however that no election under Treasury Regulations Section 1.1502-76(b)(2)(ii) shall be made. Buyer and Seller agree to follow the Next Day Rule pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B). To the extent applicable, any state or local income Tax Returns of the Parent or the Company shall be prepared in accordance with comparable provisions under state or local Law.

(d) Tax Returns

(i) Stockholders’ Agent shall prepare or cause to be prepared, at the Stockholders sole cost and expense, all Tax Returns of Parent and the Company for taxable periods ending on September 30, 2004 (the “2004 Tax Returns”) and the Closing Date (the “Stub Period Tax Returns”) that are required to be filed after the Closing Date (“Pre-Closing Tax Returns”). Stockholders’ Agent shall use commercially reasonable efforts to cause to be prepared and deliver drafts to Buyer of (A) the 2004 Tax Return and the Stub Period Tax Return by February 28, 2005, and (B) all other Pre-Closing Tax Returns as soon as possible following the Closing Date (taking into account the amount of time reasonably necessary to complete any study or other analysis with respect to credits with respect to state Pre-Closing Tax Returns).

(ii) All such returns shall be prepared in good faith and in a manner consistent with the past practices of Parent and the Company, except as required by applicable Law. Prior to filing any such returns, Stockholders’ Agent will provide Buyer with a reasonable opportunity to review, comment and approve (such approval not to be unreasonably withheld or delayed) all such returns. Buyer will not (or will not permit Parent or the Company to) unreasonably withhold its signature on any such returns.

(e) No party shall be entitled to any compensation for a carryover or carryback that might benefit directly or indirectly the other party.

(f) Stockholders, on the one hand, and Buyer, on the other hand, each agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records and reasonable access to and assistance from personnel) relating to the Parent or the Company as is reasonably necessary for the preparation of any return for Taxes, claim for refund, and with respect to the conduct of any audit or other proceeding with respect to Taxes.

(g) Any Tax sharing agreement between the Parent or the Company and any other person or entity shall terminate as of the Closing Date and neither the Parent nor the Company will have any liability or rights with respect to such agreements after the Closing.

(h) Amounts to be indemnified to Buyer hereunder shall be paid promptly upon demand and paid prior to the date such amounts are required to be paid to the appropriate Governmental Entity.

(i) The Stockholders shall pay 50% and the Buyer shall pay 50% of all sales, transfer, stamp and similar Taxes, levies, charges and fees resulting from the purchase and sale of Shares contemplated by this Agreement.

(j) The parties agree to treat any indemnification payment made pursuant to this Section 5.2 and Section 8.2 as an adjustment to the Purchase Price for federal, state and local income Tax purposes.

(k) Tax Refunds

(i) Buyer shall promptly pay over (or cause the Parent to pay over) to the Stockholders’ Agent all refunds received or credits realized as an offset to Taxes payable (including interest received or credits realized as an offset to Taxes payable (including interest received with respect thereto) by Buyer or its affiliates with respect to Taxes of Parent or the Company for any Pre-Closing Tax Period for which Stockholders are responsible for under Section 5.2(a). Notwithstanding the foregoing, the Stockholders shall not be entitled to any refund or credits for Taxes to the extent such Taxes are specifically taken into account as an accrued asset in the computation of Final Working Capital pursuant to Section 1.2.2 or result from the carryback of net operating losses or other Tax attributes realized, incurred or created during a tax period other than a Pre-Closing Tax Period.

(ii) For the avoidance of doubt, the parties agree that the Buyer’s obligations under this Section 5.2(k) are subject to the provisions of Section 8.1 (to the extent such refunds have been filed for, or credits realized as an offset to Taxes payable, within the survival period) or such longer period provided under Section 8.2(f),but only to the extent any such refunds or credits specifically relate to a Pre-Closing Tax Proceeding for which a Reserve Amount has been established thereunder.

(l) Amounts owed or payments due, if any, to (or for the benefit of) the Stockholders under this Section 5.2 may, at Buyer’s option, be set off against any amount owed or payments due, if any, to Buyer under this Section 5.2. Amounts owed or payments due, if any, to Buyer under this Section 5.2 may, at Buyer’s option, be recoverable by offset against the Promissory Note and the amount from time to time subject to the Indemnity Escrow Agreement.

(m) The Stockholders’ indemnity obligations under this Section 5.2 shall constitute the sole remedy for Buyer with respect to any claim for Pre-Closing Taxes and Losses relating thereto. Losses arising out of or with respect to the breach of any of the representations or warranties set forth in Section 2.16, which are not Pre-Closing Taxes or Losses relating thereto shall be governed exclusively by Section 8.2 (and shall be subject to any applicable limitations set forth therein).

5.3 Director and Officer Liability and Indemnification

For a period of six years after the Closing, the Buyer shall not, and shall not permit the Parent or the Company, to amend, repeal or otherwise modify any provision in the Parent’s or the Company’s certificate or articles of incorporation or bylaws (or equivalent governing documents) relating to the exculpation or indemnification of any officers and/or directors (unless required by Law), it being the intent of the parties that the current and former officers and directors of the Parent and the Company shall continue to be entitled to such exculpation and indemnification to the full extent of the Law; provided, however, that (i) no exculpation or indemnification by the Company or Parent shall be available to any director or officer for any claim arising out of any breach by such officer or director in his capacity as a Stockholder party to this Agreement under this Agreement or any of the other Operative Documents; (ii)

neither the Company, nor Parent shall be limited from amending, repealing or modifying any provision of their respective certificate or articles of incorporation or bylaws (or equivalent governing documents) relating to the exculpation or indemnification of their respective employees or other agents, other than directors and officers; and (iii) neither the Company, nor Parent shall be restricted from reincorporating in another jurisdiction so long as in the cases of clauses (ii) and (iii), such action would not reduce or otherwise limited the extent to which former officers and/or directors are entitled to exculpation or indemnification. The Buyer agrees and acknowledges that this Section 5.3 shall be binding on the Buyer’s successors and assigns.

5.4 Non-Disclosure

Except as and to the extent required by Law, without the prior written consent of the Stockholders’ Agent, Buyer shall not, and shall direct its directors, officers, employees, representatives, agents or affiliates (collectively the “Representatives”) not to, directly or indirectly, mention the Stockholders’ Agent in any public comment, statement or communication with respect to, the transactions contemplated by this Agreement without the prior consent of the Stockholders’ Agent, other than the filing of this Agreement and the other Operative Documents with the Securities and Exchange Commission. If Buyer is required by law to make any such disclosure, Buyer shall, to the extent practicable, first provide to the Stockholders’ Agent the content of the proposed disclosure, other than the filing of this Agreement and the other Operative Documents with the Securities and Exchange Commission.

ARTICLE VI – CLOSING DELIVERIES

6.1 Deliveries by Seller

At the Closing, in addition to any other documents or agreements required under this Agreement, Seller shall deliver or cause to be delivered to Buyer the following:

(a) Certificates representing the Shares, which certificates (i) shall be duly endorsed in blank or accompanied by duly executed stock powers and (ii) shall transfer good and marketable title to such shares, free and clear of all Liens, adverse claims, restrictions on sale, transfers or voting (other than restrictions imposed by applicable securities laws), preemptive rights, options or other rights to purchase;

(b) The resignations of the directors and officers of the Company and Parent;

(c) An estoppel certificate of each landlord under each Real Property Lease with respect to each parcel of real property leased by the Company or Parent, in form and substance reasonably satisfactory to Buyer and the First Amendment to Lease by and between Robert D. Ducote, Gail H. Ducote and the Company dated December     , 2004;

(d) A certificate of the non-foreign status of each of the Stockholders complying with the provisions of Treasury Regulations Section 1.1445(2)(b);

(e) A certificate of the Secretary of each of Parent and the Company, in form and substance reasonably satisfactory to Buyer, as to the authenticity and effectiveness of the actions each of their respective Boards of Directors and stockholders/shareholders authorizing the execution, delivery and performance of this Agreement and the other Operative Documents (together with an incumbency and signature certificate regarding the signing officers of each of Parent and the Company).

(f) The Articles of Incorporation of the Company certified by the Secretary of State of the state of California, and the Bylaws of the Company, certified by the Secretary of the Company.

(g) The Certificate of Incorporation of Parent certified by the Secretary of State of the state of Delaware, and the Bylaws of Parent, certified by the Secretary of Parent.

(h) A Certificate of Good Standing for the Company from the Secretary of State of the state of California and any other jurisdiction in which the Company is qualified to do business;

(i) A Certificate of Good Standing for Parent from the Secretary of State of the state of Delaware and any other jurisdiction in which Parent is qualified to do business;

(j) An opinion, dated the Closing Date, of Finn, Dixon & Herling LLP, counsel for Seller, in form and substance reasonably satisfactory to Buyer;

(k) The Indemnification Escrow Agreement executed by the Stockholders’ Representative;

(l) The Working Capital Escrow Agreement executed by the Stockholders’ Representative;

(m) An employment agreement and a noncompetition agreement executed by Steven Robinson;

(n) Confirmation that all employee bonuses accrued up to the Closing Date have been paid;

(o) Evidence that all warrants, options and any other rights to purchase capital stock of Parent have been exercised or validly cancelled;

(p) Waivers of the redemption rights of the holders of preferred stock set forth in Parent’s Certificate of Incorporation;

(q) A payoff letter executed by Citicorp Vendor Finance, Inc.; and

(r) The Payout Letter executed by Banc of America Commercial Finance Corporation on December 7, 2004.

6.2 Deliveries by Buyer

At the Closing, in addition to any other documents or agreements required under this Agreement, Buyer shall deliver to the Stockholders the following:

(a) The amount payable to the Stockholders at the Closing pursuant to Section 1.2.1, such amount to be disbursed as set forth in Section 1.2.1;

(b) The Promissory Note executed by an officer of Buyer;

(c) A certificate of Buyer’s Secretary, in form and substance reasonably satisfactory to Seller, as to the authenticity and effectiveness of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Operative Documents and the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Buyer);

(d) An opinion, dated the Closing Date, of Perkins Coie LLP, counsel for Buyer, in form and substance reasonably satisfactory to Seller;

(e) The Indemnification Escrow Agreement executed by Buyer; and

(f) The Working Capital Escrow Agreement executed by Buyer.

ARTICLE VII - AMENDMENT AND WAIVER

7.1 Amendment

This Agreement may be amended or supplemented only by a written instrument duly executed by each of the parties hereto.

7.2 Waiver

Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein or in any other Operative Document. Except as otherwise specifically provided herein, any such extension or waiver shall be valid only if set forth in a written instrument duly executed by the party or parties to be bound thereby. The failure of any party at any time or times to require performance of any provisions shall in no manner affect its right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any terms, covenants, representations, warranties or agreements contained in this Agreement shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or any breach of any other terms, covenants, representations, warranties or agreements.

ARTICLE VIII - SURVIVAL AND INDEMNIFICATION

8.1 Survival

Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and agreements of the parties contained in this Agreement and the Operative Documents shall survive and remain in full force and effect for a period of 24 months after the Closing Date, except that (i) the representations and warranties in Section 3.1 (Good Title) and Section 3.2 (Enforceability) and Section 3.3 (Authority) shall survive forever.

8.2 Indemnification to Buyer

(a) Subject to the terms and conditions of this Agreement and the Indemnification Escrow Agreement, Buyer shall be indemnified and defended against and held harmless from any and all liabilities, losses, costs, expenses (including without limitation, reasonable attorney’s fees) of and damages to (collectively, “Losses”) Buyer arising out of or with respect to the breach of any representation or warranty of the Company, Parent or Stockholders, as the case may be, in this Agreement or any covenant or agreement in this Agreement or in any of the Operative Documents, by the Company, Parent or Stockholders, as the case may be; provided that under no circumstance shall the term “Losses” include, or Buyer be indemnified for, lost profits, provided, further, that any claim for Losses pursuant to this Section 8.2 shall be without duplication of any claim for Pre-Closing Taxes or Losses relating hereto pursuant to Section 5.2.

(b) No claim may be made for indemnification pursuant to this Section 8.2 with respect to any individual item of Loss, unless the aggregate of all Losses of Buyer with respect to this Section 8.2 exceeds $250,000 (the “Indemnity Deductible Amount”); provided however that (i) individual items of Loss under $10,000 (the “De Minimus Threshold”) shall not be taken into account in determining whether the Indemnity Deductible Amount has been met; and (ii) after the Indemnity Deductible Amount is exceeded, Buyer shall only be entitled to recover Losses in excess of the Indemnity Deductible Amount, except that claims based upon a breach of the representations and warranties in Section 3.1 (Good Title); Section 3.2 (Enforceability); and Section 3.3 (Authority) (the “Stockholders’ Representations”) or a breach of the representations and warranties in Section 2.2 (Enforceability); Section 2.3 (Capitalization); Section 2.18 (Inventories); Section 2.19 (Accounts Receivable) or a breach of covenants under Section 5.2 (Filing of Tax Returns and Payment of Taxes) (Sections 2.2, 2.3, 2.18, 2.19 and 5.2 being referred to herein collectively as the “Excluded Sections”) shall not be subject to the De Minimus Threshold or satisfaction of the Indemnity Deductible Amount.

(c) The aggregate liability of the Company, Parent and Stockholders pursuant to this Section 8.2, other than for any claims based upon fraud or a breach of any of the Stockholders’ Representations, which claims shall be governed by Sections 8.2(d) and 8.2(e), shall be limited to the sum of (y) the unpaid principal balance of the Promissory Note and (z) the amount subject, from time to time, to the Indemnification Escrow Agreement. Any and all claims against the Company, Parent or Stockholders in connection with this Agreement, other than claims based upon fraud or a breach of any of the Stockholders’ Representations, shall be collectable solely by offset against the unpaid principal balance of the Promissory Note or the amount from time to time subject to the Indemnification Escrow Agreement and not from the Stockholders or any of them, it being understood and agreed that offset against the Promissory Note and the amount from time to time subject to the Indemnification Escrow Agreement shall be the Buyer’s sole source of recovery for claims pursuant to this Section 8.2 other than claims based upon fraud or a breach of the Stockholders’ Representations.

(d) In the event of fraud on the part of, or a breach of any of the Stockholders’ Representations by, any Stockholder, (i) liability on the part of the Stockholders shall be several and not joint; (ii) such Stockholders’ liability shall be limited to the Losses of Buyer caused by such Stockholders’ fraud or breach, (iii) Buyer shall be entitled to make indemnification claims directly against the particular breaching or defrauding Stockholder; and (iv) Buyer shall be entitled to recover any amounts only directly from the breaching or defrauding Stockholder and/or, in the event that Buyer is unable to recover completely from such Stockholder, by offset against the Promissory Note or from the amount subject from time to time to the Indemnification Escrow Agreement; provided, however, that in the event Buyer seeks to recover any amounts by offset against the Promissory Note or the amount subject from time to time to the Indemnification Escrow Agreement (A) the maximum amount Buyer shall be entitled to so recover shall be the percentage of the Promissory Note and the amount subject from time to time to the Indemnification Escrow Agreement set forth across from the name of the particular breaching Stockholder on Schedule 8.2(d) hereto and (B) the particular breaching Stockholder hereby waives such Stockholder’s right to receive such percentage of the Promissory Note and the amount subject from time to time to the Indemnification Escrow Agreement.

(e) In the event of fraud on the part of the Company or Parent, (i) liability on the part of the Stockholders (other than Shufro and Macartney) after the Closing shall be joint and several, but shall be limited with respect to each Stockholder to the percentage set forth opposite such Stockholder’s name on Schedule 8.2(e) hereto of Losses caused by such fraud and (ii) Buyer shall be entitled to recover any amounts directly from the Stockholders or by offset against the Promissory Note or from the amount subject from time to time to the Indemnification Escrow Agreement; provided however, that Macartney and Shufro shall not be liable in the event of fraud on the part of Parent or the Company and that Buyer’s right of recovery by offset against the Promissory Note or from the amount subject from time to time to the Indemnification Escrow Agreement shall be limited to the extent necessary to ensure that amounts payable to Macartney and Shufro are available to be so paid.

(f) Notwithstanding anything to the contrary in this Agreement, if prior to the final scheduled payment of the unpaid principal balance of the Promissory Note, there is any pending audit, examination, claim, action, assessment, suit, investigation or other proceeding by any Governmental Entity with respect to Pre-Closing Taxes (“Pre-Closing Tax Proceeding”) with respect to which Buyer reasonably believes in good faith there is potential liability for Pre-Closing Taxes or Losses relating thereto, and prior to the scheduled payment date Buyer provides written notice to the Stockholders’ Agent setting forth the estimated amount of such potential liability or related Losses (the “Reserve Amount”) and the facts and circumstances on which such Reserve Amount is based, Buyer shall be entitled to withhold from such final payment an amount equal to the Reserve Amount (not to exceed Five Hundred Thousand Dollars ($500,000.00)) until a determination (within the meaning of Section 1313 of the Code or comparable provision of state, local or foreign Tax law) has been made with respect to such Pre-Closing Tax Proceeding. If such Pre-Closing Tax Proceeding for which Buyer has identified a Reserve Amount results in an actual liability for Pre-Closing Taxes or related Losses, such liability for Pre-Closing Taxes and related Losses shall be deemed to have occurred (and a claim with respect thereto made) during the survival period provided in Section 8.1 hereof, and Buyer shall be entitled to collect such amounts by offset against the Reserve Amount. Buyer shall promptly remit any remaining balance of the Reserve Amount to the Stockholders’ Agent.

8.3 Indemnification to Stockholders

Subject to the terms and conditions of this Agreement, Stockholders shall be indemnified and defended against and held harmless from any and all Losses actually incurred by any Stockholder arising out of or with respect to the breach of any representation, warranty, covenant or agreement of Buyer in this Agreement; provided that Buyer’s liability to each Stockholder shall be limited to such Stockholder’s pro rata percentage (based on the portion of the Purchase Price such Stockholder would have received had the Company been debt-free at the Closing) of the Purchase Price.

8.4 General Provisions

(a) Notwithstanding anything contained herein to the contrary, no claim may be asserted nor any action commenced against any party hereto for breach of any representation, warranty, covenant or agreement contained herein or in the Operative Documents, unless written notice of such claim or action is received by such party and, with respect to claims against Buyer, by Perkins Coie LLP, describing in detail the facts and circumstances of the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 8.1, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(b) Each Person entitled to indemnification under this Article VIII or under Section 5.2(a) (an “Indemnified Person”) agrees to give the Person or Persons bearing the related indemnification obligation hereunder (the “Indemnifying Persons”) prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which the Indemnified Person has knowledge concerning any Loss as to which it may request indemnification hereunder or any liability or damage as to which the Indemnity Deductible Amount may be applied; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article VIII except to the extent (if any) that the Indemnifying Person shall have been prejudiced by such failure. The Indemnifying Persons shall have the right to direct, in good faith, through counsel of their own choosing, the defense or settlement of any such claim or proceeding at their own expense; provided, however, that if the Indemnifying Persons are Stockholders, the costs and expenses associated with such defense or settlement (other than the costs or expense associated with the defense or settlement of a claim, assertion, event or proceeding indemnified pursuant to Section 5.2, which shall be the responsibility of the Stockholders) shall be paid out of the amounts from time to time subject to the Indemnification Escrow Agreement; provided that, if the claim, assertion, event or proceeding to which such defense or settlement relates is based upon fraud or a breach of any of the Excluded Sections, in which event the Stockholder that is the Indemnifying Person shall bear his, her or its own costs and expenses in respect of such claims, assertion, event or proceeding. If the Indemnifying Persons elect to assume the defense of any such claim or proceeding, the Indemnified Person may participate in such defense through counsel of their own choosing, but in such case the expenses of the Indemnified Person shall be paid by the Indemnified Person. The Indemnified Person shall provide the Indemnifying Persons with reasonable access to his, her or its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Persons in the defense or settlement thereof. If the Indemnifying Persons elect to direct the defense of any such claim or proceeding, the Indemnified Person shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Persons consent in writing to such payment or unless the Indemnifying Persons, subject to the last sentence of this Section 8.4(b), withdraw from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Persons is entered against the Indemnified Person for such liability. If the Indemnifying Persons shall fail to defend or, if after commencing or undertaking any such defense, shall fail to prosecute or shall withdraw from such defense, the Indemnified Person shall have the right to undertake the defense or settlement thereof, at the Indemnifying Persons’ expense. If the Indemnified Person assumes the defense of any such claim or proceeding pursuant to this Section 8.4(b) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Person shall give the Indemnifying Persons prompt written notice thereof. Unless the Indemnified Party has assumed the defense as provided in the preceding sentence, the Indemnified Person shall not consent to the entry of any judgment or enter into any settlement of any claim by a third party as to which it may request indemnification hereunder without the prior written consent of each Indemnifying Person, which consent may not be unreasonably withheld or delayed.

(c) If a claim or proceeding is brought by Buyer against the Stockholders pursuant to Section 8.2 (as opposed to Section 5.2), and the costs and expenses associated with the defense or settlement by the Stockholders, or any of them, of such claim are paid out of the amounts from time to time subject to the Indemnification Escrow Agreement as described in Section 8.4(b), such costs and expenses shall be refunded by the Stockholder or Stockholders that received such amounts to the Indemnification Escrow Account in proportion to the amounts so received by such Stockholder or Stockholders if such claim or proceeding is finally determined in Buyer’s favor.

8.5 Sole and Exclusive Remedy

From and after the Closing, the indemnification obligations of Seller and Buyer under this Article VIII shall constitute the sole and exclusive remedies of Buyer and Seller, respectively, with respect to the matters described in Sections 8.2 and 8.3, respectively; provide, however, that (a) nothing in this Agreement shall prevent or restrict the right of any party to obtain injunctive or other equitable relief with a court of competent jurisdiction and (b) the exclusivity provisions of this Section 8.5 shall not apply to claims of fraud arising under or relating to the transactions contemplated by this Agreement. Except for rights to indemnification under Section 8.2 and rights that are non-waivable by law, Buyer hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages or any other recourse or remedy from Seller, and hereby releases Seller, from any claim, demand, or liability, with respect to any environmental, health, or safety matter relating to the past, current, or future facilities, properties, or operations of the Company, and all of its predecessors or affiliates, including any such matter arising under any Environmental Law.

ARTICLE IX - GENERAL

9.1 Expenses

Except as otherwise specifically provided herein, regardless of whether the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the other Operative Documents (including legal and accounting fees and expenses); provided, however, that if any action or suit is brought hereunder, the attorneys’ fees and expenses of the prevailing party incurred in such action or suit including, without limitation, any post-trial or appellate proceeding or in the collection or enforcement of any judgment or award entered or made in such action or suit, shall be paid by the other party.

9.2 Notices

Any notice, request, demand or other communication desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

TO BUYER:

Merix Corporation

1521 Poplar Lane

Forest Grove, Oregon 97116

Facsimile: 503.992.4054

Attn: Janie Brown

with a copy to:

Perkins Coie LLP

1120 NW Couch Street, Tenth Floor

Portland, OR 97209

Facsimile: 503.727.2222

Attention: Patrick J. Simpson

TO THE COMPANY, PARENT OR STOCKHOLDERS:

c/o Saugatuck Capital Company

One Canterbury Green

Stamford, CT 06901

Facsimile: 203.324.6995

Attention: Stuart W. Hawley

with a copy to:

Finn Dixon & Herling LLP

One Landmark Square

Stamford, CT 06901

Facsimile: 203.348.5777

Attention: Michael J. Herling Esquire

9.3 Severability

If any term or other provision of this Agreement is deemed invalid, illegal or unenforceable by any Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.4 Entire Agreement

This Agreement, the Escrow Agreement and the other Operative Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior communications, representations, agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof and thereof.

9.5 Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors heirs, legal representatives and permitted assigns; provided, however, that no party may assign this Agreement in whole or in part without the express written consent of each of other parties hereto. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.6 Governing Law; Jurisdiction; Venue

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Oregon applicable to contracts made and wholly performed in Oregon by persons domiciled in Oregon, without reference to rules governing conflict of laws. The parties irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in Multnomah County, Oregon in connection with any action, suit or other proceeding arising out of this Agreement or any of the other Operative Documents.

9.7 Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.8 Effect of Investigation

Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Buyer shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by Sellers made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or that should have been received) therefrom by Buyer; provided however that Buyer’s knowledge of any breach of any of Seller’s representation, warranty or covenant prior to Closing shall preclude Buyer from making a claim for such breach after Closing.

9.9 Interpretation

(a) The parties have participated jointly in the negotiation and preparation of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Buyer and Seller and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship off any of the provisions of this Agreement.

(b) Representations, warranties, covenants and agreements made with respect to or by the “Business” shall be deemed representations, warranties, covenants or agreements by or about each of the Company and Parent. Representations, warranties, covenants and agreements made with respect to or by “Seller” shall be deemed representations, warranties, covenants or agreements by or about each of the Company, Parent and each of the Stockholders.

9.10 Stockholders’ Agent

By virtue of his, her or its execution of this Agreement, each Stockholder irrevocably appoints Saugatuck Capital Company Limited Partnership IV SBIC, a Delaware limited partnership, as his, her or its agent (the “Stockholders’ Agent”) for all purposes of this Agreement, the Indemnification Escrow Agreement and the Working Capital Escrow Agreement, including, without limitation, the power to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution and comply with orders of courts and awards of arbitrators with respect to, indemnification claims under this Agreement, the Indemnification Escrow Agreement and the Working Capital Escrow Agreement and to take all actions necessary or appropriate in the discretion of Stockholders’ Agent for the accomplishment of the foregoing and in the discretion of Stockholders’ Agent, to enter into any amendments to, or side agreements with respect to, this Agreement, the Indemnification Escrow Agreement and the Working Capital Escrow Agreement. Saugatuck Capital Company Limited Partnership IV SBIC hereby accepts appointment as Stockholders’ Agent.

At and after Closing, Buyer shall be entitled to deal exclusively with Stockholders’ Agent on all matters relating to this Agreement, the Indemnification Escrow Agreement and the Working Capital Escrow Agreement involving Stockholders, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any Stockholder by Stockholders’ Agent.

If Stockholders’ Agent, or any successor agent appointed by Stockholders’ Agent, shall resign or otherwise be unable to fulfill its responsibilities as agent of Stockholders, then Stockholders’ Agent shall, within thirty (30) days after such resignation or disability, appoint a successor agent and, promptly thereafter shall notify Buyer of the identity of such successor. Any such successor shall be deemed to be “Stockholders’ Agent” for purposes of this Agreement. If for any reason there is no Stockholders’ Agent at any time, all references herein to Stockholders’ Agent shall be deemed to refer to Stockholders as a group.

Stockholders’ Agent shall not be responsible to the Stockholders for any act done or omitted as Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment. The Stockholders shall jointly and severally indemnify Stockholders’ Agent and hold Stockholders’ Agent harmless against any loss incurred without gross negligence, bad faith or willful misconduct on the part of Stockholders’ Agent and arising out of or in connection with the acceptance or administration of Stockholders’ Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by Stockholders’ Agent. By virtue of their approval of this Agreement, Stockholders hereby agree to pay (pro rata in accordance with their share ownership) all costs and expenses, including those of any legal counsel or other professional retained by Stockholders’ Agent in connection with the acceptance and administration of Stockholders’ Agent’s duties hereunder.

The Stockholders Hereby acknowledge and agree that prior to the final distribution of any funds remaining in the Indemnification Escrow Account or the Working Capital Escrow Account, Stockholders’ Agent shall be permitted to be reimbursed out of such remaining funds to be distributed to Stockholders for any and all costs and expenses of Stockholders’ Agent not yet reimbursed by Stockholders pursuant to this Section 9.10.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this STOCK PURCHASE AGREEMENT as of the date and year first above written.

Merix Corporation

By	/s/ Mark Hollinger
Mark Hollinger, President and Chief Executive Officer

Data Circuit Systems, Inc.

By	/s/ Steven Robinson
Steven Robinson, President

Data Circuit Holdings, Inc.

By	/s/ Steven Robinson
Steven Robinson, President

STOCKHOLDERS:

SAUGATUCK CAPITAL COMPANY LIMITED PARTNERSHIP IV SBIC

By:	SAUGATUCK MANAGEMENT IV SBIC, LLC, its General Partner

	By:	SAUGATUCK CAPITAL COMPANY LIMITED PARTNERSHIP IV,
its sole member

		By:	SAUGATUCK MANAGEMENT IV, LLC,
its General Partner

			By:	/s/ Stuart W. Hawley
			Name:	Stuart W. Hawley
			Title:	Managing Member

BANC OF AMERICA MANAGEMENT CORPORATION

By:	/s/ James F. Graue
Name:	James F. Graue
Title:	Senior Vice President

BANC OF AMERICA COMMERCIAL FINANCE CORPORATION

By:	/s/ James F. Graue
Name:	James F. Graue
Title:	Senior Vice President

HABEEB CHILDREN’S TRUST

By:	/s/ Nicholas Ofiesh
Name:	Nicholas Ofiesh
Title:	Trustee

SHUFRO FAMILY HOLDINGS, LLC

By:	/s/ Mark Shufro
Name:	Mark Shufro
Title:	Managing Member

/s/ Steven Robinson
Steven Robinson

/s/ Michael Kadlec
Michael Kadlec

/s/ Edwin Barclay
Edwin Barclay

/s/ Lisa Lloyd
Lisa Lloyd

/s/ Kenneth R. Macartney
Kenneth R. Macartney

INDEX OF DEFINED TERMS

2004 Tax Returns	Section 5.2(d)
Accounts Receivable	Section 2.19
Adjustment Statement	1.2.2(d)
Advances	Section 2.19
Affiliated Group	Section 2.16(o)
Agreed Rate	Section 1.2.2(j)
Agreement	Preamble
Annual Financial Statements	Section 2.6(a)
BACF	Section 1.2.1(b)
BACF Amount	Section 1.2.1(d)
Business	Section 9.9(b)
Buyer	Preamble
Buyer Adjustment	Section 1.2.2(i)
Cash and Cash Equivalents	Section 1.2.1(a)
Closing	Section 1.4
Closing Date	Section 1.4
Closing Working Capital	Section 1.2.2(b)
COBRA	Section 2.14(a)
Code	Section 2.14(a)
Common Stockholders	Section 1.2.1(d)
Company	Preamble
Contested Adjustment Notice	1.2.2(f)
Contested Adjustments	1.2.2(f)
De Minimus Threshold	8.2(b)
Disclosure Memorandum	Article II
Employee Benefit Plan	Section 2.14(a)
Employees	Section 2.15
Environmental Laws	Section 2.9(h)
ERISA	Section 2.14(a)
ERISA Affiliate	Section 2.14(a)
Escrow Agent	Section 1.3(a)
Excluded Sections	Section 8.2(b)
Final Working Capital	Section 1.2.2(h)
Financial Statements	Section 2.6(a)
GAAP	Section 1.2.2(a)
Governmental Entity	Section 2.14(a)
Hazardous Substance	Section 2.9(h)
HIPAA	Section 2.14(a)
Indemnification Escrow Agreement	Section 1.3(a)
Indemnification Escrow Amount	Section 1.2.1(b)
Indemnified Person	Section 8.4(b)

I-1	INDEX OF DEFINED TERMS

Indemnifying Persons	Section 8.4(b)
Indemnity Deductible Amount	Section 8.2(b)
Independent Expert	Section 1.2.2(g)
Intellectual Property	Section 2.10(a)
Intellectual Property Rights	Section 2.10(b)
IRS	Section 2.14(a)
Law	Section 2.5
Lien	Section 1.1
Losses	Section 8.2(a)
Macartney	Section 1.2.1(d)
Major Customers	Section 2.26(a)
Major Suppliers	Section 2.26(a)
Management Stockholders	Section 2.7(a)
Material Adverse Effect	Section 2.8(c)
Material Contracts	Section 2.13(a)
McDonald Investments Amount	Section 1.2.1(b)
Operative Documents	Article II
Parent	Preamble
Payout Letter	Section 1.2.1(d)
Permits	Section 2.8(a)
Person	Section 2.3(b)
Pre-Closing Tax Periods	Section 2.16(o)
Pre-Closing Tax Proceeding	Section 8.2(f)
Pre-Closing Tax Returns	Section 5.2(d)
Pre-Closing Taxes	Section 2.16(o)
Preliminary Closing Working Capital Statement	Section 1.2.2(b)
Promissory Note	Section 1.2.1(b)
Purchase Price	Section 1.2.1(a)
Real Property	Section 2.11(a)
Real Property Leases	Section 2.11(a)
Reference Balance Sheet	Section 2.6(a)
Reference Financial Statements	Section 2.6(a)
Representatives	Section 5.4
Reserve Amount	Section 8.2(f)
Sample Working Capital	Section 1.2.2(a)
Seller	Section 9.9(b)
Seller’s Knowledge	Section 2.7(a)
Series A Preferred Stockholders	Section 1.2.1(d)
Shares	Recital A
Shufro	Section 1.2.1(d)
Stockholder Adjustment	Section 1.2.2(i)
Stockholders	Preamble
Stockholders’ Agent	Section 9.10
Stockholders’ Representations	Section 8.2(b)
Stockholder’s Shares	Section 3.1

I-2	INDEX OF DEFINED TERMS

Straddle Period	Section 2.16(o)
Stub Period Tax Returns	Section 5.2(d)
Tax	Section 2.16(o)
Tax Return	Section 2.16(o)
Warrant Cancellation Agreement	Section 1.2.1(d)
Warrant Holder	Section 1.2.1(d)
Working Capital	Section 1.2.2(a)
Working Capital Escrow Agreement	Section 1.3(b)
Working Capital Escrow Amount	Section 1.2.1(b)

I-3	INDEX OF DEFINED TERMS